Inuvo, Inc. Third Quarter 2020 November 9, 2020

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2020 Third Quarter Conference Call. Today’s conference is being recorded. Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you operator and good afternoon.

I’d like to thank everyone for joining us today for the INUVO third quarter 2020 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

I would like to start by letting listeners know that as a consequence of the COVID-19 pandemic, our office in San Jose, California has remained closed. In our Little Rock facility, we are rotating teams in and out of the office, on a voluntary basis, in a manner that limits the potential risk of infection through interaction with colleagues.

We would also like to remind our shareholders that we anticipate filing our 10Q with the Securities and Exchange Commission tomorrow, Tuesday November 10, 2020.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Valter, and thanks everyone for joining us today.

For the three months ended September 30, 2020, we delivered roughly $9.2 million in Revenue, with approximately $6.2 million coming from the ValidClick Platform and $3.0 million from the IntentKey Platform.

Sequentially, INUVO grew 21.4%, ValidClick grew 10.4% and the IntentKey grew 53.4%.

These sequential growth rates are a strong signal that we are coming out of the COVID-19 related downturn that hit us hard in the second quarter.

Year over year, while we are still down 33% this quarter, the decline has been significantly curtailed from the 46% we experienced in Q2 and we anticipate this will be further reduced in the fourth quarter. For the nine-month year over year period, we are down roughly 27%.

As we have mentioned on previous calls, Covid-19 impacted both the IntentKey and ValidClick. The pandemic resulted in significant reductions in advertising budgets across the industry.

However, we have been able to continue to grow the IntentKey through these difficult times and that platform is now up 16% year over year both within the third quarter and through the first 9-months of 2020.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

For the IntentKey, the consequence of COVID-19 has been more about a slowdown in 2020 expected growth that was forecasted to come from new accounts. The existing IntentKey clients have continued to grow in spite of COVID-19.

On an Adjusted EBITDA basis, while we lost $1.3 million in the quarter, both the revenue and margin trends heading into the fourth quarter are pointing towards improvement here.

As a result of progress in the third quarter, we have recently started hiring again with active searches underway for campaign managers, account managers and sales professionals. We currently have 66 fulltime employees up from 57 in the prior year period.

The ValidClick platform had its lowest revenue month of the year in May. Since then, we have experienced steady sequential monthly improvements, with October revenue expected to be up roughly 115% when compared to this May low point within 2020.

Our largest clients within ValidClick are Yahoo and Google. The ValidClick team has used this downturn to rethink the overall strategy within this marketing services component of our business, concentrating on diversification with a focus on cash generation, which in a pre Covid world has historically been strong and consistent.

In the third quarter, revenue from Yahoo contributed roughly 33% of ValidClick, Google roughly 43%. The remaining 23% of ValidClick revenues came from a collection of other clients.

These same two clients accounted for roughly 22% and 29% of total Inuvo revenues within the third quarter. This diversification represents a big change in our historical revenue dependencies as a company.

We were also recently successful in renewing our Yahoo agreement for another 2-years within the quarter. We believe all other client relationships associated with ValidClick currently remain secure.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

The objective within ValidClick has always been to deliver high quality consumers to our major clients. Media buying and the technology to facilitate optimized Media buying have always been a component of this business model.

Scalability within the business has at times been delayed due to limitation of credit lines with Media partners. We have recently been successful at expanding these credit lines, a direct consequence of our stronger balance sheet.

ValidClick Net Margin, after including these media buying costs, has continued to improve following a low in April.

The IntentKey platform has continued to deliver exceptional results for clients where on average in the third quarter, that performance exceeded client goals by over 30%.

Gross margins for the platform were roughly 50% in the quarter and we had over 30% more active campaigns running within the quarter sequentially.

In the third quarter, we have been successfully expanding existing clients and onboarding new clients within education, Automotive, Tourism, Insurance, health, retail and non-profits.

We recently put out a press release related to political campaigns and while this was a small budget, we learned much from this campaign that should prepare us to capture a larger share of advertising dollars the next time we go through a political cycle.

As mentioned on our second quarter conference call, we ran an important and significant connected TV campaign early in the third quarter. The results were strong, and we were able to prove that the IntentKey AI and Data worked equally as well within this Media placement as it does for us within Display and Video advertising.

This in turn not only allows us to offer this capability to existing and prospective clients but do so in a manner that unifies the data and insights we can bring to those clients across these three different choices for Media placements.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

In the coming quarters, we anticipate the launch of a Software as a Service version of the IntentKey. We are actively recruiting beta clients now for that product.

This product is designed to expand the IntentKey’s market reach by packaging the core technological components of the platform in a manner that allows clients to use their own resources, marketing and campaign platforms. This is particularly important for our Agency clients who prefer more direct control over these services.

Concurrently, and because this strategy allows for greater distribution of the technology and data, we expect to be disrupting what is currently a $19 billion-dollar annual third-party marketing data market with a product designed and compliant with expected future data and privacy constraints.

When fully deployed, this capability will be available to clients across the various demand side or campaign platforms they may be using with an initial launch integration through the AppNexus DSP.

We recently signed an amendment to our current agreement with AppNexus for this purpose.

The IntentKey is already a technological marvel, adept at generating custom AI models capable of continuously evaluating in excess of 20 million different audience features while simultaneously now capable of evaluating up to 2 million requests for advertisements from publishers per second.

This version of the IntentKey platform will put the power of our artificial intelligence, the data created by that AI, its sophisticated modeling capabilities and these audience insights directly in the hands of our clients.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our third quarter of 2020.

As Rich mentioned, Inuvo reported revenue of $9.2 million for the quarter ended September 30, 2020; this compares to $13.8 million reported in the third quarter of last year.

The decrease in this year’s revenue is due to lower ValidClick revenue partially offset by higher IntentKey revenue. ValidClick revenue in the third quarter this year was $6.2 million compared to $11.2 million in the same quarter last year.

This lower ValidClick revenue was primarily due to reduced advertising budgets associated with the COVID pandemic. In spite of reporting lower year over year revenue, ValidClick’s recovery began in June following May’s low, and as of October, was up 115% off that low. IntentKey revenue was 16% higher in the third quarter this year compared with last year.

Inuvo Gross Margins increased in the third quarter to 82% compared to 64% in the same quarter last year due to the IntentKey where gross margins increased to 49% in the third quarter compared to 29% in the prior year.

The IntentKey represented 32% of overall third quarter revenue this year compared to 19% last year, resulting in its higher margin having a greater weight on the overall Inuvo gross margin this year.
ValidClick revenue is generated predominately from ads served to web sites and therefore has a small associated cost of revenue.

Operating expenses were $1.2 million lower in the third quarter of 2020 compared to the prior year.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

The largest component of operating expense is marketing costs. Marketing costs are primarily traffic acquisition costs associated with ValidClick. It is the largest expense associated with this service.

Marketing costs were $5.7 million in the third quarter this year compared to $6.9 million in the same quarter last year. The lower expense this year compared to last year is primarily due to lower ValidClick revenue this year compared to last year.

Compensation expense was $2.5 million in the third quarter this year compared to $2.2 million in the prior year primarily due to higher employee salary cost. Our full-time employment was 66 at September 30, 2020 compared to 57 at September 30, 2019. We expect compensation expense to remain relatively flat for the remainder of the year.

Selling, general and administrative expense decreased $211 thousand in the third quarter this year compared to the prior year due primarily to lower IT costs where we completed our computing facilities consolidation program earlier this year.

Interest expense was $26 thousand in the third quarter of 2020 compared to $144 thousand in the same quarter last year. The interest expense in this year’s quarter is primarily related to the outstanding debt on our line of credit which was paid in full in by the end of July.

We had other income of $54 thousand in the third quarter of this year associated with the recognition of deferred revenue from a contract to license ValidClick technology. Other income in the third quarter last year was $3.3 million associated with the breakup fee received for a merger that did not consummate.

We reported net loss of $2.4 million or 3¢ per basic share compared to a $788 thousand net income or 2¢ per share in the same quarter last year.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

The adjusted EBITDA for the quarter ended September 30, 2020 was a loss of $1.2 million compared to a loss of $769 thousand last year. This quarters adjusted EBITDA loss reflects in part the lower margins that occur within ValidClick as the platform begins to recover and scale. Those margins continue to be up in October, and should they hold, we would expect adjusted EBITDA to improve in the fourth quarter.

Our balance sheet at September 30, 2020, had cash and cash equivalents of $9.5 million and outstanding financing debts of $2.3 million which includes a PPP loan of $1.1 million, an SBA EIDL Loan of $150 thousand and financing leases for IT equipment. In September we applied for forgiveness of the PPP Loan as made available under the CARES act. We expect to receive a decision from the SBA by year end or early January.

In the quarter we completed our capital raising activities with an underwritten follow-on public offering of 21.5 million shares of common stock, raising gross proceeds of $10,750,000.

Now, I’d like to turn the call back too Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, we’ve seen a steady upwards trend in our business since its Covid impacted low point in May of this year.

Strategically, INUVO has been using this time to develop the technologies necessary to facilitate our transition into a technology enabled services and ultimately SaaS based business model.

While Covid continues to make forecasting difficult and unpredictable, based on the revenue run rate coming out of October, we would expect sequential growth in the fourth quarter between 25% and 40% which in turn should improve Adjusted EBITDA heading into 2021.

I will now turn the call over to the operator for questions.

Inuvo, Inc. Third Quarter 2020 November 9, 2020

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.